Exhibit 99.1

Femasys Inc. Announces the Appointment of Edward Evantash, M.D. as Chief Medical Officer

-- Industry veteran with over than two decades of experience in medical affairs to lead clinical and medical affairs at Femasys --

ATLANTA September 1, 2021 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company developing a suite of product candidates to transform women’s healthcare with minimally invasive, non-surgical, in-office technologies, today announced the appointment of Edward G. Evantash, M.D., as chief medical officer. Dr. Evantash brings over two decades of industry experience in medical and clinical affairs to Femasys, having previously served as chief medical officer of Alydia Health and vice president of medical affairs at Hologic, Inc., both medical technology companies focused on women’s healthcare. He will be responsible for providing leadership and direction for Femasys’ pipeline of clinical development programs.

“We warmly welcome Edward and are fortunate to be able to draw on his clinical expertise in women’s health as we work to provide superior reproductive healthcare options to women globally,” said Kathy Lee-Sepsick, president, CEO and founder of Femasys Inc. “Edward’s corporate experience leading clinical and medical affairs together with his clinical expertise serving as a chief of the division of Obstetrics and Gynecology at Tufts, will prove invaluable as we continue to work with clinical trial sites and meet with the FDA to advance our late-stage candidates, FemaSeed™ and FemBloc®, into the next phases of development and prepare for commercialization.”

Dr. Evantash commented, “I have witnessed the impact of the stagnant reproductive health treatment landscape and appreciate the desire for alternatives in permanent contraception and infertility, which is why I am eager to contribute to the Femasys team. I look forward to the advancement of Femasys’ product candidates to fill these unmet needs, particularly as we execute the de novo clinical trial for FemaSeed and complete enrollment of the ongoing stage II FemBloc study.”

During his time at Alydia and Hologic, Dr. Evantash was responsible for applying his expertise in clinical study strategy and execution as well as key opinion leader engagement, and in providing strategy and execution on clinical studies for FDA submissions. At Hologic, he developed and managed product lifecycle publication pipelines, identified customer knowledge gaps and created engaging programs to overcome barriers to commercial success, and aligned with the healthcare economics team to recognize the changing reimbursement landscape and create a related strategy.

Before entering industry, Dr. Evantash served as chief of the division of general obstetrics and gynecology at Tufts Medical Center. In addition, he held faculty appointments at Tufts University School of Medicine, Northeastern University and Harvard Medical School. He has published numerous peer-reviewed papers and book chapters in obstetrics and gynecology. Dr. Evantash served as chief resident at The Johns Hopkins Hospital in the Department of Gynecology and Obstetrics when completing his residency training. He earned his M.D. from the University of Pennsylvania School of Medicine and graduated cum laude with a B.A. in biology from Brandeis University.

About FemaSeed™
FemaSeed is a directed sperm delivery product in development for infertility. FemaSeed is the first and only approach that allows localized directed delivery of sperm to either or both fallopian tubes where conception occurs. FemaSeed is being evaluated in a prospective, multi-center pivotal trial, the “LOCAL” trial.

About FemBloc®
FemBloc is a first and only non-surgical, minimally invasive, in-office solution for permanent birth control in development. FemBloc uses a temporary degradable biopolymer that is naturally excreted to close the fallopian tubes using the body’s own scar tissue.  FemBloc is currently being evaluated in a prospective, multi-center stage II validation study.

About Femasys

Femasys Inc. is a biomedical company developing a suite of product candidates to transform women’s healthcare with minimally invasive, non-surgical, in-office technologies. Its two lead reproductive health product candidates include FemBloc® permanent birth control and FemaSeed™ localized directional insemination for infertility. The Company’s product for fallopian tube assessment by ultrasound, FemVue®, is currently marketed in the United States.  Femasys is also advancing FemCerv®, a technology platform for tissue sampling intended to be marketed alongside its other women-specific medical products in the physician’s office setting.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “believe,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2021, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors

Chuck Padala
LifeSci Advisors, LLC
+1-917-741-7792
chuck@lifesciadvisors.com

Media
Sky Striar
LifeSci Communications
sstriar@lifescicomms.com

Femasys Inc.

Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com